    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 9, 1996

                                                     REGISTRATION NO. 33-____
=============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                           _________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           _________________________

                       ROBERTS PHARMACEUTICAL CORPORATION
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)

                    NEW JERSEY                      22-2429994
          (STATE OR OTHER JURISDICTION           (I.R.S. EMPLOYER
          OF INCORPORATION OR ORGANIZATION)      IDENTIFICATION NO.)

                               MERIDIAN CENTER II
                             4 INDUSTRIAL WAY WEST
                          EATONTOWN, NEW JERSEY 07724
     (ADDRESS, INCLUDING ZIP CODE, OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES)


                            ________________________


        ROBERTS PHARMACEUTICAL CORPORATION EMPLOYEE STOCK PURCHASE PLAN
         ROBERTS PHARMACEUTICAL CORPORATION 1996 EQUITY INCENTIVE PLAN
                           (FULL TITLE OF THE PLANS)
                           __________________________

                           ROBERT A. VUKOVICH, PH.D.
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       ROBERTS PHARMACEUTICAL CORPORATION
                               MERIDIAN CENTER II
                             4 INDUSTRIAL WAY WEST
                          EATONTOWN, NEW JERSEY 07724
                                 (908)389-1182
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                           __________________________


                                   COPIES TO:
                              JOHN A. AIELLO, ESQ.
                          GIORDANO, HALLERAN & CIESLA
                           A PROFESSIONAL CORPORATION
                                  P.O. BOX 190
                               125 HALF MILE ROAD
                         MIDDLETOWN, NEW JERSEY  07748

                        CALCULATION OF REGISTRATION FEE

=================================================================================================

Title of                                                            Proposed
securities                    Amount           Proposed              maximum          Amount of
to be                          to be       maximum offering    aggregate offering   registration
registered                 registered(3)  price per share(4)        price (4)          fee (4)
- -------------------------------------------------------------------------------------------------

       Common Stock,
     $.01 par value (1)     1,500,000     $   17.00            $  25,500,000        $ 8,793.10
- -------------------------------------------------------------------------------------------------

       Options to
       purchase
       Common                             ----                 ----                 ----
       Stock (1)            1,500,000
- -------------------------------------------------------------------------------------------------

       Common Stock,
     $.01 par value(2)        500,000     $  14.45             $ 7,225,000          $ 2,491.38
- -------------------------------------------------------------------------------------------------

       Options to
       purchase
       Common                             ----                 ----                 ----
       Stock(2)               500,000
- -------------------------------------------------------------------------------------------------
       Total Registration Fee                                                       $11,284.48
                                                                                    ==========

(1) Under the Roberts Pharmaceutical Corporation 1996 Equity Incentive Plan (the "Equity Incentive Plan").

(2) Under the Roberts Pharmaceutical Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan").

(3) This Registration Statement also covers such additional indeterminate number of shares as may become issuable pursuant to anti-dilution provisions of the Equity Incentive Plan and the Stock Purchase Plan to adjust for the occurrence of certain corporate transactions or events including, without limitation, a stock split, stock dividend, merger, consolidation, reorganization or recapitalization.

(4) Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee and based upon the average of the high and low sale prices for a share of Roberts Pharmaceutical Corporation Common Stock as reported by the Automated Quotation System of the National Association of Securities Dealers, Inc., National Market System ("NASDAQ") on August 5, 1996. With respect to the Stock Purchase Plan, the registration fee is based on 85% of the average of the high and low sale prices for a share of Roberts Pharmaceutical Corporation Common Stock as reported by NASDAQ on August 5, 1996, since, under the Stock Purchase Plan, the purchase price of a share of Roberts Pharmaceutical Corporation Common Stock shall be equal to 85% of the high and low sale prices on the investment dates designated under the Stock Purchase Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     ITEM 1.  PLAN INFORMATION.
              ----------------

         This Registration Statement relates to the registration of: (i) five hundred thousand (500,000) shares of common stock, $.01 par value ("Common Stock"), of Roberts Pharmaceutical Corporation (the Company") to be sold pursuant to the exercise of options granted to participating employees of the Company and its subsidiaries under the Roberts Pharmaceutical Corporation Employee Stock Purchase Plan ("the Stock Purchase Plan"), and
     (ii) one million, five hundred thousand (1,500,000) shares of the Company's Common Stock to be sold pursuant to the exercise of stock options and stock appreciation rights, or granted as restricted, deferred and other stock awards, to employees of the Company and designated subsidiaries of the Company and other participants under the Roberts Pharmaceutical Corporation 1996 Equity Incentive Plan ("the Equity Incentive Plan").

         The documents containing the information about the Stock Purchase Plan and the Equity Incentive Plan specified in Part I of Form S-8 will be sent or given to the participants in each such plan as specified by Rule 428(b)(1) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"), and such documents taken together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8 shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

     ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
              -----------------------------------------------------------

         The Company shall provide a written statement to participants in the Stock Purchase Plan and the Equity Incentive Plan advising them of the availability, without charge upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, such documents which are incorporated by reference into the
     Section 10(a) Prospectus, as well as of the documents required to be delivered to them pursuant to Rule 428(b) of Regulation C under the Securities Act. The address, title of the individual or department, and telephone number to which the request is to be directed shall be provided to participants of the Stock Purchase Plan and the Equity Incentive Plan.


         Certain information included in the Section 10(a) Prospectus and other Company filings under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), contains or may contain forward looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
              ----------------------------------------

         The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement as of their respective dates:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

         (b) From the date of filing of such documents, all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1995.

         (c) The description of the Company's Common Stock contained in Amendment No. 2 to the Company's Registration Statement on Form S-3 as filed with the Commission on September 27, 1993, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all of the securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from the date of the filing of such documents.

     ITEM 4.  DESCRIPTION OF SECURITIES.
              --------------------------

         Not applicable.

     ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.
              --------------------------------------

         Not applicable.

     ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
              ------------------------------------------

         The following summary describes the relevant terms and conditions with respect to the indemnification of a corporate agent of the Company (the "Corporate Agent"), including, without limitation, any person who is or was a director, officer, employee or agent of the Company, pursuant to Article VI of the Company's By-Laws (the "By-Laws") and Section 14A:3-5 of the New Jersey Business Corporation Act (the "Corporation Act").

         The Company shall indemnify a Corporate Agent against the Corporate Agent's expenses and liabilities in connection with any proceeding involving the Corporate Agent by reason of being or having been a Corporate Agent of the Company, other than a proceeding by or in the right of the Company, if (a) such Corporate Agent acted in good faith and in a manner that the Corporate Agent reasonably believed to be in or not opposed to the best interests of the Company, and (b) with respect to any criminal proceeding, such Corporate Agent had no reasonable cause to believe that such conduct was unlawful.

         In a proceeding by or in the right of the Company, a Corporate Agent shall be indemnified by the Company for any expenses and liabilities incurred if the Corporate Agent acted in good faith and in a manner that the Corporate Agent reasonably believed to be in or not opposed to the best interests of the Company. However, if the Corporate Agent is adjudged to be liable to the Company, there shall be no indemnification of the Corporate Agent's expenses and liabilities unless and only to the extent that the New Jersey Superior Court, or the court in which such proceeding is brought, shall determine upon application that such Corporate Agent is fairly and reasonably entitled to indemnity for such expenses and liabilities.

         Unless ordered by a court, the Company will indemnify a Corporate Agent against expenses and liabilities only as authorized in a specific case upon a determination by (a) a majority vote of a quorum of the Board of Directors of the Company or a committee thereof, consisting of directors who were not parties to or otherwise involved in the proceedings, or (b) by independent legal counsel, or (c) by the shareholders of the Company, that indemnification is proper in the circumstances because the Corporate Agent met the applicable standard of conduct set forth above.

         No indemnification shall be made by the Company to or on behalf of a Corporate Agent if a judgment or other final adjudication adverse to the Corporate Agent establishes that the Corporate Agent's acts or omissions
     (a) were in breach of the Corporate Agent's duty of loyalty to the Company or its shareholders, (b) were not in good faith or involved a knowing violation of law, or (c) resulted in receipt by the Corporate Agent of an improper personal benefit.

         The Company shall indemnify a Corporate Agent against expenses if the Corporate Agent is successful on the merits or otherwise in any proceeding involving the Corporate Agent by reason of being or having been a Corporate Agent of the Company.

         The Company may pay the expenses incurred by a Corporate Agent in connection with a proceeding in advance of the final disposition of the proceeding as authorized by the Company's Board of Directors upon receipt of an undertaking by or on behalf of the Corporate Agent to repay such amount if it is ultimately determined that the Corporate Agent is not entitled to such indemnification.

         The Company may purchase and maintain insurance on behalf of any Corporate Agent against any such expenses and liabilities.

         If upon application for indemnification by a Corporate Agent the Company refuses to provide indemnification or advance payment of expenses to the Corporate Agent as required or permitted under the By-Laws, the Corporate Agent may apply to a court for an award of such indemnification and the payment in advance of such expenses by the Company.

         The indemnification and advancement of expenses provided pursuant to
     Article VI of the Company's By-Laws shall not exclude any other rights to which a Corporate Agent may be entitled under or pursuant to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), other articles of the By-Laws, an agreement, vote of shareholders or otherwise.

         With respect to provisions included in the Company's Certificate of Incorporation limiting the liability of officers and directors of the Company, Article 7.01 of the Company's Certificate of Incorporation provides that to the fullest extent permitted by the laws of the State of New Jersey, as they exist or may hereafter be amended, the directors and officers of the Company shall not be personally liable to the Company or its shareholders for damages as a result of a breach of any duty owed to the Company or its shareholders, except that the provisions of this Article
     7.01 shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Company or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. This Article 7.01 shall apply with respect to acts or omissions occurring prior to or after the date of its adoption.


     ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.
              ------------------------------------

               Not applicable.

     ITEM 8.  EXHIBITS.
              ---------

        Exhibit Number                Description
      ------------------            ---------------

        5.                    Opinion and Consent of Giordano, Halleran &
                              Ciesla, P.C.

       23.01                  Consent of Coopers & Lybrand L.L.P.

       23.02                  Consent of Giordano, Halleran & Ciesla, P.C.
                              (filed with Exhibit 5).


       24.                    Power of Attorney (filed with signature pages)

       99.01 Roberts Pharmaceutical Corporation Employee Stock Purchase Plan. (Incorporated by reference to the appendix to the Proxy Statement for the Roberts Pharmaceutical Corporation 1996 Annual Meeting of Shareholders).

       99.02 Roberts Pharmaceutical Corporation 1996 Equity Incentive Plan. (Incorporated by reference to the appendix to the Proxy Statement for the Roberts Pharmaceutical Corporation 1996 Annual Meeting of Shareholders).

     ITEM 9.  UNDERTAKINGS.
              -------------

          The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in such prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) herein do not apply if the information required to be included in a post-effective amendment by such provisions is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Eatontown, State of New Jersey, on the 31st day of July, 1996.

                               ROBERTS PHARMACEUTICAL CORPORATION
                                     (Registrant)

                               By:/s/ Robert A. Vukovich
                                  ---------------------------------
                                  Robert A. Vukovich, Ph.D.
                                  Chairman of the Board, President
                                  and Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Vukovich, Ph.D., Peter M. Rogalin, CPA, and Anthony A. Rascio, Esq. and each of them, his true and lawful attorneys-in-fact and agents for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                            Title                    Date

/s/ Robert A. Vukovich           Chairman of the Board,           July 31, 1996
- ------------------------         President and Chief
Robert A. Vukovich               Executive Officer
                                 (Principal Executive
                                 Officer)


/s/ Peter M. Rogalin             Vice President,                  July 31, 1996
- ------------------------         Treasurer, Chief
Peter M. Rogalin                 Financial Officer and
                                 Director (Principal
                                 Financial and Accounting
                                 Officer)

/s/ John T. Spitznagel           Director                         July 31, 1996
- ------------------------
John T. Spitznagel

/s/ Robert W. Loy                Director                         July 31, 1996
- ------------------------
Robert W. Loy

/s/ Anthony A. Rascio            Director                         July 31, 1996
- ------------------------
Anthony A. Rascio


/s/ Takao Miyamoto               Director                         July 31, 1996
- ------------------------
Takao Miyamoto


/s/ Akihiko Matsubara            Director                         July 31, 1996
- ------------------------
Akihiko Matsubara


/s/ W. Robert Fowler             Director                         July 31, 1996
- ------------------------
W. Robert Fowler


/s/ Dibgy W. Barrios             Director                         July 31, 1996
- ------------------------
Digby W. Barrios

                            EXHIBIT INDEX


     Exhibit
     Number                Description
     --------              -----------

       5.            Opinion and Consent of
                     Giordano, Halleran & Ciesla, P.C.

      23.01          Consent of Coopers & Lybrand L.L.P..

      23.02          Consent of Giordano, Halleran &
                     Ciesla, P.C. (filed with Exhibit 5).

      24.            Power of Attorney (filed with
                     signature pages).


      99.01 Roberts Pharmaceutical Corporation Employee Stock Purchase Plan. (Incorporated by reference to the appendix to the Proxy Statement for the Roberts Pharmaceutical Corporation 1996 Annual Meeting of Shareholders).

      99.02 Roberts Pharmaceutical Corporation 1996 Equity Incentive Plan. (Incorporated by reference to the appendix to the Proxy Statement for the Roberts Pharmaceutical Corporation 1996 Annual Meeting of Shareholders).